EXHIBIT 99.1

JOHNSON OUTDOORS INC. ANNOUNCES EXECUTIVE SEARCH

Racine, Wis.—(BUSINESS WIRE)—June 8, 2005—Johnson Outdoors Inc. (Nasdaq: JOUT) today announced initiation of an executive search for a new Vice President and Chief Financial Officer to replace Paul A. Lehmann who is leaving the Company. Russell Reynolds Associates, a leading executive recruitment firm, has been retained to assist the Company in its search.

Mr. Lehmann will remain in his current role thru the end of July 2005 to assist in the transition. At that time, Mr. David W. Johnson, the Company’s Director of Treasury Services and Financial Analysis, will become Interim Chief Financial Officer and serve in that capacity until the Company hires a new CFO.

“ I want to thank Paul for all his efforts and wish him the best in his future endeavors,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer, Johnson Outdoors Inc.

ABOUT JOHNSON OUTDOORS INC.

Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™, Necky™ kayaks; Escape®electric boats, Minn Kota® motors; Humminbird® fishfinders; Scubapro® and UWATEC® dive equipment, and Eureka!® tents. The company has 24 locations around the world, employs 1,500 people and reported annual sales of $355 million in 2004.

Visit Johnson Outdoors online at www.johnsonoutdoors.com.

CONTACT: Johnson Outdoors Inc.
Cynthia Georgeson, 262-631-6600

SOURCE: Johnson Outdoors Inc.